EQUIV="Content-Type" CONTENT="text/html; charset=windows-1252"> Registration No

Registration No. 333-35460 424 (b)(2)

Pricing Supplement No:323 Cusip:14912LR60

Dated: May 31, 2001

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Floating Rate)

With Maturities of 9 Months or More from Date of Issue

Principal Amount: Initial Interest Rate: Proceed Amount:

$60,000,000 4.0925% including the spread $59,937,840

Original Issue Date: Commission Fee: Maturity Date:

06/05/2001 $62,160 8/05/2003

Dealer: Index Maturity Spread +/-:

J.P. Morgan Securities Inc.40M Quarterly +15

Salomon Smith Barney 20M

Specified Currency: Option to Elect Payment Authorized Denominations

x U.S. dollars in U.S. dollars (only applicable if

_ Other:___________ (only applicable if Specified Currency is

Specified Currency is other than U.S.

other than U.S. dollars): N/A

N/A

The Note is a: Exchange Rate Agent X Global Note (if other than U.S.

Certificated Note Bank Trust, N.A.): N/A (only applicable if

Specified Currency

is other than U.S. dollars) Spread Multiplier: N/A

Interest Rate Basis of Bases: 3 Month LIBOR + 15BPS

LIBOR Source (only applicable if LIBOR Interest Rate Basis):

__Reuters X Telerate

LIBOR Currency (only applicable if LIBOR Interest Rate Basis): U.S. Dollar

Maximum Interest Rate: N/A Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay/reset on the 5th of September,

December, March, and June (or next good

Business day) modified following convention.

Initial payment due 09/05/01.

Minimum Interest Rate: N/A

Interest Rate Reset Option: _Yes X No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate: N/A Interest Payment Dates: N/A

Stated Maturity Extension Option: _ Yes X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

Interest Payment Dates: Coupons will pay/reset on the 5th of September,

December, March, and June (or next good

Business day) modified following convention.

Initial payment due 09/05/01.

Interest Determination Dates: Two London business days prior to the reset date.

Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue Total Amount of OID: N/A Terms of Amortizing Discount Note: Notes: N/A

Yes x No Issue Price (expressed

as a percentage of

aggregate principal

amount): 100%

Redemption Date(s) (including Redemption Price(s): N/A any applicable regular or special record dates): N/A

Repayment Date(s) (including Repayment Price(s): N/A any applicable regular or special record dates): N/A

Other Terms: N/A

The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $3,304.00 mm principal amount of the Notes had been sold at interest rates then in effect. Additionally, the total principal amount of the Notes offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement dated June 1, 2000 and Prospectus dated May 11, 2000 has been reduced from $4,000.0 mm to $3,500.0 mm. $500 mm principal amount of debt securities registered pursuant to Registration Statement No. 333-35460 are being offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement and Prospectus each dated September 8, 2000.

_________________________________

Pricing Supplement to Prospectus Supplement dated June 1, 2000 and Prospectus dated May 11, 2000